                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported):  May 3, 2000


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

     Delaware                       1-13071                76-0625124
(State or Other Jurisdiction    (Commission File           (IRS Employer
    of Incorporation)                Number)            Identification No.)

12001 North Houston Rosslyn                                   77086
Houston, Texas  77086                                       (Zip Code)
(Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (281) 447-8787
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Item 5.  Other Events.

See the following press release.

HANOVER COMPRESSOR REPORTS RECORD FIRST QUARTER

FULLY DILUTED CASH FLOW PER SHARE $1.26 VS. $0.98

FULLY DILUTED EPS $0.36 VS. $0.29

HOUSTON--(BUSINESS WIRE)--May 3, 2000--Hanover Compressor Company (NYSE:HC - news), the market leader in outsourcing of natural gas compression services, today reported significantly higher revenue, cash flow and net income for the first quarter ended March 31, 2000.

First quarter 2000 total revenues increased to $89.7 million, compared with $64.4 million for the quarter ended March 31, 1999. Cash flow (income before income taxes, interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities and depreciation and amortization) increased 33 percent in the first quarter of 2000 to $39.2 million or $1.26 per fully diluted share. A year earlier cash flow was $29.5 million or $0.98 per fully diluted share. Net income grew 29 percent to $11.2 million or $0.36 per fully diluted share, compared with $8.6 million or $0.29 per fully diluted share for the first quarter of 1999.

"Hanover experienced very strong growth across the board during the first quarter compared with a year ago," said Michael J. McGhan, president and chief executive officer. "All business units contributed to the strong performance reflecting the continuing industry trend toward greater outsourcing of compression and gas handling, the success of our geographic and product line expansion strategies and the quarter's stronger energy pricing environment." Leading the Company's growth were Hanover's core compression rental and maintenance unit generating 32 percent year-over-year revenue growth during the first quarter and the Company's related parts and service unit which registered 119 percent revenue growth in the quarter compared with the 1999 first quarter. Additionally, reported compressor fabrication revenues increased 96 percent year to year, reflecting both increased output and higher third-party sales.

"The outlook for our business is quite favorable and we look forward to continued strong growth," McGhan said. "We continue to focus time and resources on those high-return activities that provide greatest reward to our customers and shareholders. Of greatest benefit has been Hanover's success in leveraging the core compressor rental and maintenance business to drive significant growth outside the U.S. and in related market segments such as contract gas treating, power generation and measurement. Bringing together rock solid field operations, new technologies such as remote monitoring and strong financial and other resources, we seek to help our customers reduce downtime, streamline operations and optimize production through a widening array of outsourced services. Along these lines, Hanover's agreement today to acquire Applied Process Solutions, Inc. (APSI) represents a move that will significantly expand Hanover's geographic market reach and existing outsourced turnkey gas treating and gas handling business, adding to the operating expertise, strong management group and solid customer relationships that will help take Hanover to the next level."
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McGhan also announced that Executive Vice President William Goldberg has been appointed to take over the additional responsibilities as chief financial officer and treasurer to replace Curtis Bedrich, who retired effective May 1 but who will continue with the Company as a consultant. "Curtis made invaluable contributions to the successful growth of Hanover Compressor since its founding a decade ago and all employees and shareholders owe him a debt of gratitude," McGhan said.

Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

This news release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the expected expansion of Hanover's compression rental fleet, anticipated compression and gas-handling demand growth for 2000. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Form 10-K for the fiscal year ended
December 31, 1999.

                          Hanover Compressor Company
                       Consolidated Statement of Income
              (unaudited; in thousands, except per share amounts)

                                                Three months
                                               ended March 31,
                                              -----------------
                                                 2000      1999
                                              -------   -------
Revenues:

 Rentals                                      $56,104   $42,434
 Parts and service                             10,134     4,631
 Compressor fabrication                        14,185     7,241
 Production equipment fabrication               5,925     5,886
 Gain on sale of property, plant and
  equipment                                     1,286     3,467
 Other                                          2,077       785
                                              -------   -------
                                               89,711    64,444
                                              -------   -------
Expenses:

 Rentals                                       18,151    13,974
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 Parts and service                              7,360     3,424
 Compressor fabrication                        11,391     5,657
 Production equipment fabrication               4,483     4,442
 Selling, general and administrative            9,115     7,397
 Depreciation and amortization                 10,359     9,213
 Leasing expense                                8,076     3,510
 Interest expense                               1,630     3,114
 Distributions on mandatorily redeemable
  convertible preferred securities              1,591         -
                                              -------   -------
                                               72,156    50,731
Income before income taxes                     ------    ------
                                               17,555    13,713

Provision for income taxes                      6,390     5,074
                                              -------   -------
Net income                                    $11,165   $ 8,639
                                              =======   =======

Weighted average common and common
 equivalent shares outstanding:
 Basic                                         28,707    28,436
                                              -------   -------
 Diluted                                       31,095    30,197
                                              -------   -------

Earnings per common share
 Basic                                          $0.39     $0.30
                                              -------   -------
 Diluted                                        $0.36     $0.29
                                              -------   -------
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HANOVER COMPRESSOR COMPANY

Date:    May 5, 2000            By:  /s/ Michael J. McGhan
                                     ---------------------------------
                                Name:  Michael J. McGhan
                                Title:  President and Chief Executive Officer